Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Joseph Jennings (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
SECOND QUARTER RESULTS

ST.  PAUL, July 15, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today results for the second quarter ended June 30, 2005. For the three-month period, revenues increased to $16,845,000, compared to $15,064,000, or 11.8%, from the prior-year period. Operating income increased to $1,950,000 compared to $1,541,000, or 26.5%, from the prior-year period. The Company recorded net income of $1,015,000, or $0.13 per diluted share, compared to net income of $728,000, or $0.09 per diluted share, or a 39.4% increase in net income from the comparable period last year.

For the six-month period ended June 30, 2005, revenues increased to $31,534,000 compared to $28,647,000, or 10.1%, from the prior-year period. Operating income increased to $2,962,000 compared to $2,606,000, or 13.7%, for the comparable period last year. Net income increased to $1,436,000, or $0.18 per diluted share, compared to net income of $1,142,000, or $0.15 per diluted share, or an increase of 25.7% in net income from the comparable period last year.

Overall, expenses for the quarter were in line with expectations. Total operating expenses were 32.9% of revenues for the quarter compared to 33.7% for the comparable period last year. Research and development expenses increased 49.8% to $638,000 for the quarter from $426,000 in the comparable period last year. The Diagnostic segment incurred $148,000, or 69.8%, of the increase.

MEDTOX will hold a teleconference to discuss second quarter 2005 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on July 15 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through July 22 at 800-642-1687 conference ID #7336289. International callers may access the replay at 706-645-9291 with the same conference ID #7336289.

MEDTOX Scientific, Inc.
July 15, 2005

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2004 Annual Report on Form 10-K.

MEDTOX Scientific, Inc. July 15, 2005 Page 3

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
REVENUES:
Laboratory services	$12,920	$11,497	$24,068	$21,715
Product sales	3,925	3,567	7,466	6,932

	16,845	15,064	31,534	28,647
COST OF REVENUES:
Cost of services	7,750	7,053	14,975	13,583
Cost of sales	1,611	1,398	3,117	2,710

	9,361	8,451	18,092	16,293

GROSS PROFIT	7,484	6,613	13,442	12,354

OPERATING EXPENSES:
Selling, general and administrative	4,896	4,646	9,244	8,913
Research and development	638	426	1,236	835

	5,534	5,072	10,480	9,748

INCOME FROM OPERATIONS	1,950	1,541	2,962	2,606

OTHER INCOME (EXPENSE):
Interest expense	(227)	(260)	(438)	(526)
Other expense, net	(86)	(106)	(208)	(238)

	(313)	(366)	(646)	(764)

INCOME BEFORE INCOME TAX EXPENSE	1,637	1,175	2,316	1,842

INCOME TAX EXPENSE	(622)	(447)	(880)	(700)

NET INCOME	$1,015	$728	$1,436	$1,142

BASIC EARNINGS PER COMMON SHARE (1)	$0.13	$0.10	$0.19	$0.15

DILUTED EARNINGS PER COMMON
SHARE (1)	$0.13	$0.09	$0.18	$0.15

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic (1)	7,546,972	7,451,628	7,543,746	7,458,696
Diluted (1)	7,929,546	7,825,406	8,070,235	7,776,827

(1) Share and per share amounts for the three and six months ended June 30, 2004 have been restated for the three-for-two stock split paid on August 20, 2004.
MEDTOX Scientific, Inc. July 15, 2005 Page 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$1,033	$263
Accounts receivable, net	10,964	8,287
Inventories	3,198	3,624
Other current assets	2,890	2,824

Total current assets	18,085	14,998

Building, equipment and improvements, net	16,919	16,348

Other assets	23,472	24,614

Total assets	$58,476	$55,960

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$13,201	$12,081

Long-term obligations	5,947	6,090

Stockholders' equity	39,328	37,789

Total liabilities and stockholders' equity	$58,476	$55,960